EXHIBIT 10.25

Atlas Financial Holdings, Inc.
Nonemployee Director
Restricted Stock Units Notice
under the
Atlas Financial Holdings, Inc.
2013 Equity Incentive Plan

Name of Grantee:    ______________________________
This Notice evidences the award of restricted stock units (each, an “RSU,” and collectively, the “RSUs”) of Atlas Financial Holdings, Inc. (the “Company”), that have been granted to you pursuant to the Atlas Financial Holdings, Inc. 2013 Equity Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Stock Units Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each RSU is equivalent in value to one share of the Company’s Common Stock and represents the Company’s commitment to issue one share of the Company’s Common Stock at a future date, subject to the terms of the Agreement and the Plan. The RSUs are credited to a separate account maintained for you on the books and records of the Company (the "Account"). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Company.

Grant Year:         YEAR
Number of RSUs:     AMOUNT

Vesting Schedule:	All of the RSUs are nonvested and forfeitable as of the Grant Date. One-third of the RSUs will vest on each of the following dates:

January 1, [2019]
January 1, [2020]
January 1, [2021]

The RSUs will vest on each such date provided that your Service (as defined in the Agreement) is continuous from the Grant Date through the applicable date set forth above upon which vesting is scheduled to occur. Notwithstanding the foregoing, 100% of the RSUs will become vested and nonforfeitable upon the earlier of either (1) immediately before and contingent upon the occurrence of a Change in Control or (2) your Separation from Service.

December 31, 2018
Atlas Financial Holdings, Inc.	Date
I acknowledge that I have carefully read the Agreement and the Plan. I agree to be bound by all of the provisions set forth in those documents. I also consent to electronic delivery of all notices or other information with respect to the RSUs or the Company.

Signature of Grantee	Date

EXHIBIT 10.25

Atlas Financial Holdings, Inc.
Restricted Stock Units Agreement
under the
Atlas Financial Holdings, Inc.
2013 Equity Incentive Plan

1. Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement or the Plan.

2. Vesting. All of the RSUs are nonvested and forfeitable as of the Grant Date. The RSUs will become vested and nonforfeitable in accordance with the vesting schedule set forth in the Notice.

3.  Restrictions on Transfer. Neither this Agreement nor any of the RSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the RSUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the RSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the RSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.

4. Dividend Equivalent Payments. On each dividend payment date for each cash dividend on the Common Stock, the Company will credit your equity award account with dividend equivalents in the form of additional RSUs. All such additional RSUs shall be subject to the same vesting requirements applicable to the RSUs in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested RSUs to which they are related. The number of RSUs to be credited shall equal the quotient, rounded to such fraction as may be determined by the Administrator, determined by dividing (a) by (b), where “(a)” is the product of (i) the cash dividend payable per share of Common Stock, multiplied by (ii) the number of RSUs credited to your account as of the record date, and “(b)” is the Fair Market Value of a share of Common Stock on the dividend payment date. If your vested RSUs have been settled after the record date but prior to the dividend payment date, any RSUs that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date. Nothing herein shall preclude the Administrator from exercising its discretion under the Plan to determine whether to eliminate fractional units or credit fractional units to accounts, and the manner in which fractional units will be credited.

6. Settlement of RSUs.
(a) Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the RSUs. The Company will issue to you, in settlement of your RSUs, the number of whole shares of Common Stock that equals the number of whole RSUs that become vested, and such vested RSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.
(b) Timing of Settlement. Your RSUs will be settled by the Company, via the issuance of Common Stock as

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described herein, on the date that the RSUs become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. In all cases, the issuance and delivery of shares under this Agreement is intended to be in compliance with or exempt from Section 409A of the Code and shall be construed and administered in such a manner.

7. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding RSUs shall, without further action of the Administrator, be adjusted to reflect such event; provided, however, that any fractional RSUs resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.
(b) Merger, Consolidation and Other Events. If the Company shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the RSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled. If the stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled, in the same manner and to the same extent as the RSUs.

8. Nonguarantee of Directorship. Nothing in the Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as a member of the Board of Directors for any period of time or be construed as a limitation on the right of the stockholders to remove you from the Board of Directors in accordance with the Company’s charter or bylaws.

9. Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the RSUs until such shares of Common Stock have been issued to you. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 5 of the Plan.

10. The Company’s Rights. The existence of the RSUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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11. Restrictions on Issuance of Shares. The issuance of shares of Common Stock upon settlement of the RSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the RSUs shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

12. Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Administrator, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of RSUs by electronic means or to request your consent to participate in the Plan or accept this award of RSUs by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Entire Agreement. This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the RSUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the RSUs granted hereunder shall be void and ineffective for all purposes.

14. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the RSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

15. 409A Savings Clause. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect of the RSUs and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code. Notwithstanding any provision herein, if you are a “specified employee” (as

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defined under Section 409A of the Code and determined in good faith by the Administrator) when your Separation from Service occurs and your RSUs are to be settled on account of the occurrence of such Separation from Service, settlement of your RSUs will be made within 15 days after the end of the six-month period beginning on your termination date (or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death), but only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).

16. No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of RSUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

17. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

18. No Funding. This Agreement constitutes an unfunded and unsecured promise by the Company to issue shares of Common Stock in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving the grant of RSUs.

19. Effect on Other Company Benefit Plans. The value of the RSUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s benefit plans.

20. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Illinois, without regard to its provisions concerning the applicability of laws of other jurisdictions.

21. Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the

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Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

22. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23. Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the RSUs, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

24. No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of a restricted stock unit award is a one-time benefit which does not create any contractual or other right to receive future grants of restricted stock units, or compensation in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Committee; (iii) the value of the restricted stock units is an extraordinary item of compensation which is outside the scope of your Service contract, if any; (iv) the value of the restricted stock units is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the restricted stock units ceases upon termination of Service with the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of the restricted stock units; and (vii) no claim or entitlement to compensation or damages arises if the restricted stock units decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.

25. Personal Data. For purposes of the implementation, administration and management of the restricted stock units or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, Company identification number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the restricted stock units or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention,

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use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the restricted stock units or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a restricted stock unit award.
{Glossary begins on next page}

EXHIBIT 10.25

GLOSSARY
(a) “Administrator” has the meaning set forth in the Plan.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Atlas Financial Holdings, Inc. (including but not limited to joint ventures, limited liability companies, and partnerships). For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c) “Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.

(d) “Change in Control”” means: a (i) Change in Ownership of the Company, (ii) Change in Effective Control of the Company, or (iii) Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Code section 409A.

(i)    A Change in Ownership of the Company shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.
(ii)    A Change in Effective Control of the Company shall occur on the date a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.
(iii)    A Change in the Ownership of Assets of the Company shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The following rules of construction apply in interpreting the definition of Change in Control:
(A)    A Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the capital stock of the Company in a registered public offering.
(B)    Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the

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ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)    For purposes of this definition, fair market value shall be determined by the Administrator.

(D)    A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of the Company.
(E)    For purposes of this definition, Code section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
(e) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.

(f) “Common Stock” has the meaning set forth in the Plan.

(g) “Company” means Atlas Financial Holdings, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Atlas Financial Holdings, Inc.

(h) “Fair Market Value” has the meaning set forth in the Plan.

(i) “Grant Date” means the effective date of a grant of RSUs made to you as set forth in the relevant Notice.

(j) “Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of RSUs made to you.

(k) “Plan” means the Atlas Financial Holdings, Inc. 2013 Equity Incentive Plan, as amended from time to time.

(l) “RSU” means the Company’s commitment to issue one share of Common Stock at a future date, subject to the terms of the Agreement and the Plan.

(m) “Separation from Service” means a termination of your Service within the meaning of Treasury Regulation Section 1.409A-1(h).

(n) “Service” means your service as a member of the Board of Directors of the Company.

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(o) “You” or “Your” means the recipient of the RSUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the RSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.
{End of Agreement}